UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  April 30, 2019

    AEI NET LEASE INCOME & GROWTH FUND XX LIMITED PARTNERSHIP
(Exact name of registrant as specified in its charter)

State of Minnesota	000-23778	41-1729121
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 East 7th Street, Suite 1300, St. Paul, Minnesota, 55101
 (Address of Principal Executive Offices)

(651) 227-7333
(Registrant's telephone number, including area code)

___________________________________________________________
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
     (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
     (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).         Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Section 2 – Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets.

On April 30, 2019, the Partnership purchased a Bassett Home Furnishings store in Fredericksburg, Virginia for $3,075,000 from Mach II MCB Silver Portfolio Owner One, LLC, an unrelated third party.  The property is leased to Bassett Direct NC, LLC under a lease agreement with a remaining primary term of 10.5 years. The lease may be renewed by the tenant for a term of ten years.  The annual rent is $199,296. The rent is scheduled to increase 8% on November 1, 2019 and every five years thereafter.  The lease is a net lease under which the tenant is responsible for all real estate taxes, insurance, maintenance, repairs and operating expenses of the property.

The Partnership purchased the property with cash received from the sale of property.  The store was constructed in 1999 and is a 25,727 square foot building situated on approximately 2.4 acres of land.  The freestanding retail store is located at 1551 Carl D. Silver Parkway, Fredericksburg, Virginia.

Bassett Direct NC, LLC is a wholly owned subsidiary of Bassett Furniture Industries, Inc. ("Bassett"), which has guaranteed the lease.  Bassett engages in the design, manufacturing, sourcing, distribution and sale of furniture products to company and licensee-owned Bassett Home Furnishing retail stores, as well as independent furniture retailers. As of April 2019, Bassett operated a network of 102 stores in the U.S. and internationally.  For the fiscal year ended November 24, 2018, Bassett reported a net worth of $190.3 million, total sales revenue of $456.9 million and net income of $8.2 million. Bassett is a public company whose stock is traded on the NASDAQ Global Select Market under the symbol BSET and files reports with the SEC that are available online at www.sec.gov and on its corporate website at bassettfurniture.com.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired – Because the property is leased to a single tenant on a long-term basis under a net lease that transfers substantially all of the operating costs to the tenant, we believe that financial information about the tenant is more relevant than financial statements of the property.  Financial information of the tenant is presented in the last paragraph of Item 2.01.

(b) Pro forma financial information – A limited number of pro forma adjustments are required to illustrate the effects of the above transaction on the Partnership's balance sheet and income statement.  The following narrative description is furnished in lieu of the pro forma statements:

Assuming the Partnership had acquired the property on January 1, 2018, the Partnership's Real Estate Held for Investment would have increased by $3,075,000 and its Current Assets (cash) would have decreased by $3,075,000.

For the year ended December 31, 2018, Income from Operations would have increased $98,413 representing an increase in rental income of $199,296 and an increase in depreciation and amortization expense of $100,883.

The net effect of these pro forma adjustments would have caused Net Income to increase from $5,187,932 to $5,286,345, which would have resulted in Net Income of $261.86 per Limited Partnership Unit outstanding for the year ended December 31, 2018.

(c) Shell company transactions – Not Applicable.

Exhibit 10.1 – Assignment of Purchase Agreement dated April 26, 2019 between the Partnership and AEI Property Corporation relating to the property at 1551 Carl D. Silver Parkway, Fredericksburg, Virginia.

Exhibit 10.2 – Assignment and Assumption of Lease dated April 30, 2019 between the Partnership and Mach II MCB Silver Portfolio Owner One, LLC relating to the property at 1551 Carl D. Silver Parkway, Fredericksburg, Virginia.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEI Net Lease Income & Growth Fund XX
Limited Partnership

	By:	AEI Fund Management XX, Inc.
	Its:	Managing General Partner

Date: May 6, 2019	By:	/s/ PATRICK W KEENE
Patrick W. Keene
Chief Financial Officer